Exhibit 99.1

FOR IMMEDIATE RELEASE		Ref: 06-17

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports:

First Quarter 2006 Operational Results

Five Development Projects Commenced

$154 Million of Non-Core Property Dispositions

$50 Million of Preferred Stock Redeemed

Raleigh, NC – May 8, 2006 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported operational results for the first quarter ended March 31, 2006.

Total occupancy in the Company’s wholly-owned portfolio at March 31, 2006 was 87.7%, a 390 basis point increase from March 31, 2005. The Company’s office portfolio, which contributes 82% of annual revenue, posted a stronger performance than the Company’s portfolio as a whole with occupancy increasing 480 basis points from the first quarter of 2005. Strong leasing activity and the sale of lower performing, non-core properties contributed to the office portfolio’s occupancy. As expected and previously forecasted, occupancy dropped from December 31, 2005, mostly due to the large number of scheduled lease expirations in the first three months of the year.

Ed Fritsch, President and Chief Executive Officer of Highwoods Properties, stated “Throughout most of our portfolio, leasing activity was solid and the majority of our markets continue to improve with strong employment growth and positive net absorption. Occupancy in seven of our nine largest markets is now at or above 90%.”

“We also made additional progress on our goal of improving our balance sheet through the redemption of $50 million of 8% preferred stock on February 23. Since the beginning of 2005 through the end of the first quarter, we have paid off or redeemed over $376 million of secured and unsecured debt and preferred stock at a weighted average cost of 7.3%,” added Mr. Fritsch.

First Quarter 2006 Operating Highlights

•	Second generation leasing activity in Highwoods’ portfolio totaled approximately 1.3 million square feet, including 944,000 square feet of office space.

•	Straight-line (GAAP) rental rates for signed office leases increased 2.2% from straight line rental rates under the previous leases, ahead of the Company’s 2006 expectations. Cash rents for office leases signed in the first quarter declined 6.3%, in line with the Company’s expectations.

Highwoods Properties

May 8, 2006

•	Office tenant improvements and leasing commissions as a percentage of term base rent (netting out free rent) were 12.1% compared to the five-quarter average of 11.5%. On a dollar per square foot basis, tenant improvements and leasing commissions were $10.20, an improvement from the fourth quarter and in line with our 2006 guidance.

2006 Development Activity

The Company’s wholly-owned development pipeline at March 31, 2006, was $198 million and included eleven projects encompassing 1.5 million square feet that were 54.2% pre-leased. Including the Company’s share of joint venture development projects, the development pipeline is $225 million.

Since January 1, 2006, the Company has announced and/or commenced five new development projects representing $121 million of value creating projects. These new projects are detailed in the table below:

Market	RSF	Total Investment	Pre-Leased	Estimated Completion
Tampa (O)	115,000	$21,200,000	100%	1Q 07
Nashville (O)	255,000	58,300,000	100%	1Q 08
Orlando (O)	99,000	13,200,000	0%	1Q 07
Kansas City (O&R)	47,000	13,900,000	49%	4Q 06
Triad (I)	418,000	14,400,000	44%	3Q 06

TOTALS	934,000	$121,000,000	62%

Mr. Fritsch noted, “Our development strategy, particularly as it pertains to multi-tenant buildings, is to build properties in well-leased, highly desirable submarkets where available inventory is scarce. In the majority of cases, we already own the land which is positive to our long term investment return. We are also pleased to have announced in the last three weeks two fully leased build-to-suit office projects—MetLife in Tampa and Healthways in Nashville—which represent a total investment of approximately $80 million. These high-quality companies have signed long-term leases and we look forward to working with both of these firms on these important projects.”

2006 Disposition Activity

In the first quarter of 2006, the Company sold close to two million square feet of non-core properties in four markets, Atlanta, Columbia, Raleigh and Tampa, for gross proceeds of approximately $154 million at an average cap rate of 6.9%. The average age of the properties sold was almost 19 years and included industrial (flex) assets and single story office buildings.

Mr. Fritsch added, “From January 1, 2005 through March 31, 2006, we completed 15 sales transactions in seven markets, selling 6.6 million square feet of office and industrial properties for gross proceeds of $510 million at an average cap rate of 6.8%. We expect to sell an additional $90 million to $140 million of non-core properties through the end of 2007, in line with the revised three-year goal of our Strategic Management Plan.”

Filing Status Update

The Company is working with its auditors, Deloitte & Touche LLP, to finalize its 2005 financial statements. The Company continues to believe its 2005 10-Qs and 2005 Form 10-K will be completed and filed with the Securities and Exchange Commission (“SEC”) by the end of June 2006.

Highwoods Properties

May 8, 2006

SEC Update

The Company noted that there has been no change in the status of the formal investigation by the SEC. Management continues to cooperate fully and remains confident and comfortable with the information being provided to the SEC.

Funds from Operations Outlook

The Company continues to expect to report FFO per diluted share for full year 2005 of $2.39 to $2.42 per diluted share. This range excludes property impairments and the preferred stock redemption charge.

The Company also reaffirmed its guidance for 2006 FFO of $2.28 to $2.42 per diluted share. This estimate continues to reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating expenses, land sale gains, asset dispositions and acquisitions and development. This estimate excludes any gains or impairments associated with potential operating property dispositions, as well as any unusual or non-recurring credits or charges that may occur during the year. It also excludes a reduction of $1.7 million, or $0.03 per share, related to the redemption of $50 million of 8.0% Series B Preferred Shares on February 23, 2006. Factors that could cause actual results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2004 Annual Report on Form 10-K.

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors as important indicators of the performance of an equity REIT. FFO and FFO per share can facilitate comparisons of operating performance between periods and between other REITs because they exclude factors, such as depreciation, amortization and gains and losses from sales of real estate assets, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. FFO and FFO per share as disclosed by other REITs may not be comparable to our calculations of FFO and FFO per share. FFO and FFO per share are non-GAAP financial measures and do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. They should not be considered as alternatives to net income as indicators of our operating performance or to cash flows as measures of liquidity. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit.

FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. As clarified by NAREIT in October 2003, impairment losses on depreciable real estate assets are included in FFO. Our calculation of FFO is consistent with FFO as defined by NAREIT.

Supplemental Information

A copy of the Company’s first quarter 2006 Supplemental Information that includes leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1521/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Highwoods Properties

May 8, 2006

Conference Call

On Tuesday, May 9, 2006 at 10:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone, Web cast and Pod cast replays will be available two hours after the completion of the call. The replays will be available for two weeks beginning at 1:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 8321901.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. As of March 31, 2006, the Company owned or had an interest in 417 in-service office, industrial and retail properties encompassing approximately 35.0 million square feet. Highwoods also owns 896 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected FFO for 2005 and 2006 and the related assumptions underlying these amounts, expected timing of the filing of our SEC reports, expected leasing and financing activities and financial and operating performance and the cost and timing of expected development projects and asset dispositions, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; the final completion of audited financial statements and SOX 404 testing could necessitate unexpected adjustments and/or result in unexpected costs; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s 2004 Annual Report on Form 10-K and subsequent SEC reports.

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